EXHIBIT 16.1

Hartley Moore Accountancy Corporation 111 Pacifica, Suite 300 Irvine, CA 92618 Tel: (949) 910-4255 www.hmcpa.com

June 23, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Creative Learning Corporation, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K,  as part of the Form 8-K of Creative Learning Corporation dated June 23, 2016. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

HARTLEY MOORE ACCOUNTANCY CORPORATION

CC: Office of the Chief Accountant at the Securities and Exchange Commission